Exhibit 99.1

BRISTOL-MYERS SQUIBB SUBMITS LETTER TO
IMCLONE BOARD OF DIRECTORS

NEW YORK, Sept. 11, 2008 – Bristol-Myers Squibb Company (NYSE: BMY) submitted the following letter to ImClone Systems Incorporated (NASDAQ: IMCL)
Board of Directors today:

Board of Directors
ImClone Systems Incorporated
180 Varick Street
New York, NY 10014
Care of Mr. Carl C. Icahn, Chairman of the Board

September 11, 2008

Dear Carl:

On July 31, Bristol-Myers made an all-cash offer to acquire ImClone (the “Company”) for $60.00 per share.  We were disappointed to learn yesterday, nearly six weeks after we announced our offer, that ImClone's special committee unilaterally rejected our offer without discussing its merits with us and our advisors.

We note that, as reported in ImClone's press release yesterday, the preliminary proposal you received from an unnamed party is fully subject to due diligence.  In contrast, we have made a formal written offer which has been approved by our Board of Directors, is not subject to due diligence and has been fully disclosed to ImClone’s stockholders.

As you know, Bristol-Myers holds the exclusive, long-term marketing rights in the United States to ERBITUX® and related compounds, including IMC-11F8.  Bristol-Myers has no intention of agreeing to any modifications to these rights.  ImClone also should understand that our offer is for the entire Company, and any potential restructuring of the Company could severely jeopardize ImClone's value and deprive ImClone’s stockholders of the benefits of our offer.

Notwithstanding ImClone's receipt of a highly conditional preliminary proposal from another party, we continue to look forward to engaging directly with ImClone and its financial and legal advisors to discuss the merits of our all-cash offer, which is not subject to due diligence or financing, to acquire the approximately 83% of ImClone that we do not already own.

Sincerely,

James M. Cornelius
Chairman and
Chief Executive Officer

Copies to:

John H. Johnson
Chief Executive Officer
Andrew K.W. Powell
Senior Vice President and General Counsel

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  Subject to future developments, additional disclosure regarding the proposed transaction with ImClone Systems Incorporated may be filed with the Securities and Exchange Commission (the “SEC”) and, if and when available, would be accessible for free at the SEC’s website at www.sec.gov and also would be available for free from Bristol-Myers Squibb Company by directing a request in writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 or by calling (212) 546-3309.  Investors and security holders are urged to read such disclosure documents, if and when they become available, because they will contain important information regarding the proposed transaction.

Information Regarding Participants

Bristol-Myers is not currently engaged in a solicitation of proxies or consents from the stockholders of ImClone.  However, in connection with its proposal to acquire ImClone, certain directors and officers of Bristol-Myers may participate in meetings or discussions with ImClone stockholders.  Bristol-Myers does not believe any of these persons is a “participant” as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies or consents, or that Schedule 14A requires the disclosure of certain information concerning any of them.  Information regarding Bristol-Myers’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 22, 2008, and its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on March 24, 2008.  If in the future Bristol-Myers does engage in a solicitation of proxies or consents from the stockholders of ImClone in connection with its proposal to acquire ImClone, information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the disclosure documents to be filed with the SEC with respect to the proposed transaction if and when they become available.

As of September 11, 2008, Bristol-Myers is the beneficial owner of 14,392,003 shares of ImClone common stock.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to a proposal to acquire ImClone, future financial performance and the company’s business strategy.   These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the risk that the proposed transaction will not be completed and the company’s ability to execute successfully its strategic plans.  For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the SEC. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Bristol-Myers Squibb Company
Communications:
Tracy Furey, 609-252-3208
Brian Henry, 609-252-3337
Investor Relations:
John Elicker, 212-546-3775